UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 24, 2010

STEELCASE INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	1-13873 (Commission File Number)	38-0819050 (IRS employer identification number)

901 44th Street SE Grand Rapids, Michigan (Address of principal executive offices)	49508 (Zip code)
Registrant’s telephone number, including area code: (616) 247-2710
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          (e) On June 24, 2010, the shareholders of Steelcase Inc. (the “Company”) approved the amended and restated Steelcase Inc. Incentive Compensation Plan (the “ICP”). The ICP allows the Company to grant stock options, stock appreciation rights, restricted stock, performance shares, performance units, cash-based awards, phantom shares and other share-based awards to employees of the Company or its subsidiaries or affiliates, directors of the Company and other individuals designated by the Company’s Board of Directors. An aggregate of 25,000,000 shares of the Company’s Class A Common Stock are reserved for issuance under the ICP. Awards under the ICP are determined by the Compensation Committee of the Company’s Board of Directors or by the Company’s Chief Executive Officer pursuant to delegated authority and subject to certain limitation.
          A copy of the ICP is attached as Exhibit 10.1 and is incorporated herein by reference. A summary of the ICP is also included in the Company’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 12, 2010, beginning on page 50 and is incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.
          The Company held its annual meeting of shareholders on June 24, 2010. At that meeting, shareholders voted on two proposals presented in the Company’s definitive proxy statement. The results of the votes follow:
     1. Proposal to elect four directors to serve three-year terms expiring at the 2013 annual meeting.

Nominee	For	Withheld

Connie K. Duckworth	464,342,662	1,547,916
James P. Hackett	437,794,122	28,096,456
David W. Joos	437,030,056	28,860,522
P. Craig Welch, Jr.	434,231,686	31,658,892
There were no votes cast against or abstentions with respect to any nominee named above. Other directors continuing in office are: William P. Crawford, Earl D. Holton, Elizabeth Valk Long, Robert C. Pew III, Cathy D. Ross, Peter M. Wege II and Kate Pew Wolters.
     2. Proposal to approve the Steelcase Inc. Incentive Compensation Plan.

For	Against	Abstentions
440,064,388	16,907,886	8,918,304

Item 7.01.	Regulation FD Disclosure
          In April 2010, the Company announced the initiation of formal discussions with local work councils regarding a project to reorganize the Company’s European manufacturing operations. On June 25, 2010, the Company made significant progress in negotiations with the local work councils, and the Company now estimates the cash restructuring costs associated with this project will total approximately $(17) million, an increase from the previously-announced estimate of approximately $(15) million. These costs relate mainly to workforce reductions and some additional cost for manufacturing consolidation and production moves. The Company expects to incur approximately $(11) million of restructuring costs related to this project in the second quarter of fiscal year 2011. The Company still anticipates annualized savings from these actions to be $7 to $8 million when fully implemented by the end of fiscal year 2011.
          Accordingly, the Company is updating its earnings guidance for the second quarter of fiscal year 2011. Based on the revised estimates, the Company now expects to report net income of $(0.03) to $0.01 per share for the second quarter of fiscal year 2011, including approximately $(15) million of pre-tax restructuring costs representing an $(11) million increase from the guidance the Company provided on June 21, 2010.
          The Company has updated its investor presentation and will make it available on the Company’s website at ir.steelcase.com. The Company uses this presentation from time to time when company executives interact with investors and analysts to discuss our business strategies and long-term goals.

Item 9.01.	Financial Statements and Exhibits.
(d)

Exhibit Number	Description
10.1	Steelcase Inc. Incentive Compensation Plan, as amended and restated as of February 27, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Steelcase Inc.

Date: June 30, 2010

/S/ MARK T. MOSSING
Mark T. Mossing
Corporate Controller and Chief Accounting Officer (Duly Authorized Officer and Principal Accounting Officer)